Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO MUSCLEPHARM CORPORATION IF PUBLICLY DISCLOSED

CONFIDENTIAL SETTLEMENT AGREEMENT

NBF Holdings Canada Inc. v. MusclePharm Corporation, Case No. 2:20-cv-01946-SVW

PARTIES

THIS CONFIDENTIAL SETTLEMENT AGREEMENT (“Agreement”) is entered into by and between NBF Holdings Canada Inc. (“Nutrablend”) and MusclePharm Corporation (“MusclePharm”). (Nutrablend and MusclePharm are referred to collectively as the “Parties,” or individually as a “Party.”) The Effective Date of this Agreement shall be the latest date shown on the fully executed signature page(s) (“Effective Date”).

RECITALS

A. On February 27, 2020, Nutrablend commenced a civil action against MusclePharm in the United States District Court for the Central District of California, Case No. 2:20-cv-01946-SVW-AFM (the “Litigation”).

B. Nutrablend claimed that MusclePharm breached the Parties’ agreement for the sale of blended health nutrition products (the “Alleged Agreement”) by failing to remit payment for outstanding invoices totaling $3,085,641.52 U.S. Dollars as of February 27, 2020.

C. On May 18, 2020 MusclePharm filed its answer in the Litigation.

D. The Parties recognize the cost, burden, and uncertainty of litigation, as well as the extended period of time that it will likely take to resolve the dispute through litigation, and have independently concluded that their respective interests would be best served by compromising and concluding all corresponding disputes between them regarding the Alleged Agreement and outstanding invoices.

E. The Parties desire to resolve and settle their disputes and all claims, counterclaims, and causes of action that were or could have been asserted.

F. The Parties acknowledge that they are entering into this Agreement voluntarily and after consultation with counsel of their choosing.

NOW, THEREFORE, in consideration of these promises and the mutual covenants set forth herein and for valuable and mutual consideration, and in consideration of the foregoing recitals (“Recitals”), the Parties agree as follows in order to fully and finally resolve the dispute:

1. Recitals. The foregoing Recitals are expressly incorporated as part of the Agreement, and the Parties confirm and represent to one another that said Recitals are true and correct to the best of their knowledge, information, and belief.

2. Consideration. In consideration for Nutrablend’s promises and covenants contained herein, MusclePharm agrees and admits that it owes Nutrablend the total, and outstanding, amount of three million eighty five thousand six hundred forty one U.S. Dollars and fifty two cents ($3,085,641.52) (“Owed Amount”). MusclePharm further agrees to pay the Owed Amount to Nutrablend in monthly payments (“Monthly Payments”), as well as to issue monthly purchase orders at minimum amounts accepted by Nutrablend (“Purchase Order(s)”), according to the following schedule:

(a)	September 1, 2020 through November 30, 2020 (“First Pay Period”):

(i) MusclePharm will pay [***] to Nutrablend, in three equal payments of [***] U.S. Dollars on or before each of September 1 (or immediately thereafter as the Agreement is fully executed by the parties), October 1, and November 1, 2020.

(ii) MusclePharm will issue three Purchase Orders, each within the first business week of each of September (or within the first business week after this Agreement is fully executed by the parties, whichever is later), October, and November 2020, respectively. The combined total amount of these Purchase Orders will be at least $1,500,000. All Purchase Orders issued by MusclePharm to Nutrablend within the First Pay Period shall count towards the minimum combined total amount of Purchase Orders described in the previous sentence, even if issued prior to the effective date of this Agreement. Nutrablend will schedule orders for production at its then current minimum lead times. After production is complete, MusclePharm will pay [***].

(b)	December 1, 2020 through February 28, 2021 (“Second Pay Period”):

(i) MusclePharm will pay [***] U.S. Dollars, in three equal payments of [***] U.S. Dollars on or before each of December 1, 2020, January 1 and February 1, 2021.

(ii) MusclePharm will issue three Purchase Orders, each within the first business week of each of December 2020, January and February 2021, respectively. The combined total amount of these Purchase Orders will be at least $1,800,000. Nutrablend will schedule orders for production at its then current minimum lead times. After production is complete, MusclePharm will pay [***].

(c)	March 1, 2021 through May 31, 2021 (“Third Pay Period”):

(i) MusclePharm will pay [***] U.S. Dollars to Nutrablend, in three equal payments of [***] U.S. Dollars on or before each of March 1, April 1, and June 1, 2021.

(ii) MusclePharm will issue three Purchase Orders, each within the first business week of each of March, April, and May 2021, respectively. The combined total amount of these Purchase Orders will be at least $2,100,000. Nutrablend will schedule orders for production at its then current minimum lead times. After production is complete, MusclePharm will pay [***].

(d)	June 1, 2021 through August 31, 2021 (“Fourth Pay Period”):

(i) MusclePharm will pay [***] U.S. Dollars to Nutrablend, in three equal payments of [***] U.S. Dollars on or before each of June 1, July 1, and August 1, 2021.

(ii) MusclePharm will issue three Purchase Orders, each within the first business week of each of June, July, and August 2021, respectively. The combined total amount of these Purchase Orders will be at least $2,100,000. Nutrablend will schedule orders for production at its then current minimum lead times. After production is complete, MusclePharm will pay [***].

(e)	September 1, 2021 through October 30, 2021 (“Fifth Pay Period”):

(i) MusclePharm will pay [***] U.S. Dollars to Nutrablend, in two equal payments of [***] U.S. Dollars on or before each of September 1 and October 1, 2021.

(ii) MusclePharm will issue two Purchase Orders, each within the first business week of each of September and October 2021, respectively. The combined total amount of these Purchase Orders will be at least $1,400,000. Nutrablend will schedule orders for production at its then current minimum lead times. After production is complete, MusclePharm will pay [***].

(f)	Beginning November 1, 2021, MusclePharm will pay [***] U.S. Dollars per month, due on or before the first day of each month, to Nutrablend until the Owed Amount is paid in full to Nutrablend. MusclePharm will also issue Purchase Orders to Nutrablend each month (each a “Subsequent Pay Period,” and together with the First, Second, Third, Fourth or Fifth Pay Periods, the “Pay Periods”) in a minimum amount of [$700,000.00] U.S. Dollars on a [***] basis until the Owed Amount is paid in full to Nutrablend, subject to the terms of Section 4 below.

(g)	Should the combined total amount of any of the Purchase Orders for any of the First, Second, Third, Fourth, or Fifth Pay Periods be less than 90% of the agreed required combined total amount for that Pay Period, MusclePharm shall make up such a shortfall from the required combined total amount for that Pay Period on subsequent Purchase Orders issued within the next twelve months. Such make up on subsequent orders shall not affect the combined total amount for any subsequent Pay Period.

(h)	Should the combined total amount of any of the Purchase Orders for any of the First, Second, Third, Fourth, or Fifth Pay Periods be 110% or more of the agreed required combined total amount for that Pay Period, such excess over the required combined total amount for that Pay Period may be applied to the required combined total amount for subsequent Purchase Orders issued within the next twelve months. In addition, such excess amounts shall be eligible for an extension of a line of credit from Nutrablend.

(i)	Pricing for Purchase Orders

(i) Pricing for the Purchase Orders shall be based on the mutually agreeable market cost of [***]. The formula for calculating the price is as follows:

Cost Summary	/ unit	Calculation
[***]	(A)	[***]
[***]	(B)	[***]
[***]	(C)	[***]
[***]	(D)	[***]
[***]	(E)	[***]
MusclePharm Cost	(F)	(A)+(B)+(C)+(D)+(E)
[***]	+[***]	[***]
TOTAL [***]	____	(F) x ([***])

(j)	The Monthly Payments shall be delivered to Nutrablend beginning on September 1, 2020, or immediately thereafter as the Agreement is fully executed by the parties, and shall be made by wire transfer pursuant to the “Wire Payment Services” information attached hereto as Exhibit A.

(k)	Additional Relationships. In addition to the Monthly Payments, the Parties intend to enter into a business relationship by and among themselves with [***]. Regarding any and all future business transactions between the Parties and [***], the Parties agree that MusclePharm will remit payment to Nutrablend for all purchase orders placed by [***] promptly upon MusclePharm’s receipt of payment from [***], but not to exceed thirty (30) calendar days of shipment to [***]. For the avoidance of doubt, Purchase Orders issued by MusclePharm to Nutrablend relating to [***] will count towards the minimum required amount of Purchase Orders in the Pay Period in which they are placed.

(l)	Also, in addition to the Monthly Payments, the Parties intend to enter into a business relationship by and among themselves with [***]. Regarding any and all future business transactions between the Parties and [***], the Parties agree that MusclePharm will remit payment to Nutrablend for all purchase orders placed by [***] promptly upon MusclePharm’ s receipt of payment from [***], but not to exceed thirty (30) calendar days of shipment to [***]. For the avoidance of doubt, Purchase Orders issued by MusclePharm to Nutrablend relating to [***] will count towards the minimum required amount of Purchase Orders in the Pay Period in which they are placed.

(m)	The payment terms for all [***]orders issued by MusclePharm during the term of this Agreement will remain, and shall be, [***].

(n)	Upon payment in full of the Owed Amount by MusclePharm, all then-existing and future obligations under this Agreement to make Monthly Payments and issue minimum Purchase Orders shall cease.

(o)	In the event that MusclePharm pays Nutrablend the full Owed Amount before [September 1, 2021], Nutrablend agrees to issue a rebate on all completed Purchase Orders as of the date Musclepharm receives full payment of the Owed Amount, per the below schedule:

(i) If the completed Purchase Orders at the time of full payment total [***] million U.S. dollars or less, the rebate shall be [***] of the completed and fully paid Purchase Orders.

(ii) If the completed Purchase Orders at the time of full payment total [***] million U.S. dollars or less, the rebate shall be [***] of the completed and fully paid Purchase Orders.

(iii) If the completed Purchase Orders at the time of full payment total [***] million U.S. dollars or less, the rebate shall be [***] of the completed and fully paid Purchase Orders.

(iv) If the completed Purchase Orders at the time of full payment total [***] U.S. Dollars or more, the rebate shall be [***] of the completed and fully paid Purchase Orders.

3. Event of Default. Any breach by MusclePharm of this Agreement that remains uncured after five business days’ written notice will be considered an “Event of Default.” The Parties agree that, subject to Paragraph 2(g) & (h), any failure by MusclePharm to make timely payment of any of the Monthly Payments, or to issue any of the agreed Purchase Orders, shall constitute a breach of this Agreement and an Event of Default. Notwithstanding the foregoing, it is hereby agreed that the failure by MusclePharm to make a payment, or issue a Purchase Order, required by this Agreement shall not be an Event of Default unless such failure is greater than 10% of the required payment or Purchase Order. It is further agreed that the failure to pay for amounts due under a Purchase Order shall not constitute an Event of Default in the event that MusclePharm raises a good faith, bona fide dispute regarding whether the goods provided by Nutrablend conform with the Purchase Order, provided that MusclePharm raise such dispute within seven calendar days of receiving the goods, and timely pay all amounts due relating to the portion of goods that conform with the Purchase Order. Upon the occurrence of an Event of Default, the unpaid balance of the Owed Amount shall be accelerated, and become immediately due and payable by MusclePharm to Nutrablend, and Nutrablend shall have the authority to initiate a legal proceeding pursuant to the “Enforcement” provision below to enforce this Agreement. Further, in the Event of Default, and only in the Event of a Default, Nutrablend shall be entitled to, and MusclePharm agrees that Nutrablend may, submit, file, and enter the Stipulated Judgment attached hereto as Exhibit B, or such other pleading as the court may require. Nutrablend will be entitled to recover its reasonable court costs and attorneys’ fees from MusclePharm in connection with such actions due to MusclePharm’s breach of this Agreement.

4. Line of Credit. Once the Monthly Payments, and any other additional payments MusclePharm shall make on the Owed Amount, reduce the outstanding balance of the Owed Amount to below [$2 Million] U.S. Dollars, MusclePharm shall be eligible for an extension of a line of credit from Nutrablend in an amount of up to [$3 Million] U.S. Dollars.

5. Tax Consequences. The Parties make no representations regarding the Agreement’s tax consequences. Each Party agrees that it will not assert a claim against the other Party for the payment or reimbursement of any tax consequences resulting from any payment made pursuant to this Agreement.

6. Mutual General Release.

In exchange for legally sufficient consideration as described herein, the Parties hereby fully, finally, and mutually generally release each of the other from any and all claims that do, or may, exist as between them, as follows:

(a) As of the Effective Date, Nutrablend, on its own behalf and on behalf of its shareholders, directors, officers, employees, agents, legal representatives, affiliates, parents, predecessors, successors, insurers, subsidiaries and sibling corporations and entities, heirs, assigns, and anyone else acting on its behalf (the “Nutrablend Releasors”), hereby generally, voluntarily and knowingly, absolutely, irrevocably, broadly and unconditionally fully and forever release and discharge MusclePharm, and its shareholders, directors, officers, employees, agents, legal representatives, affiliates, parents, predecessors, successors, insurers, subsidiaries and sibling corporations and entities, heirs, assigns, and anyone else acting on its behalf, of and from any and all liability, claims, demands, damages, punitive damages, disputes, suits and action, in law or in equity, whether known or unknown, suspected or unsuspected, or foreseen or unforeseen, of any kind or nature whatsoever, that were or that could have been alleged in any court of other forum, which Nutrablend now or hereafter can, shall, or may have arising out of, relating to, or assertable in connection with the Alleged Agreement and any outstanding invoices thereunder, except for the obligations set forth in this Agreement.

(b) As of the Effective Date, MusclePharm, on its own behalf and on behalf of its shareholders, directors, officers, employees, agents, legal representatives, affiliates, parents, predecessors, successors, insurers, subsidiaries and sibling corporations and entities, heirs, assigns, and anyone else acting on its behalf (the “MusclePharm Releasors”), hereby generally, voluntarily and knowingly, absolutely, irrevocably, broadly and unconditionally fully and forever releases and discharges Nutrablend and its shareholders, directors, officers, employees, agents, legal representatives, affiliates, parents, predecessors, successors, insurers, subsidiaries and sibling corporations and entities, heirs, assigns, and anyone else acting on its behalf, of and from any and all liability, claims, demands, damages, punitive damages, disputes, suits and action, in law or in equity, whether known or unknown, suspected or unsuspected, or foreseen or unforeseen, of any kind or nature whatsoever, that were or that could have been alleged in any court of other forum, which MusclePharm now or hereafter can, shall, or may have arising out of, relating to, or assertable in connection with the Alleged Agreement and outstanding invoices, except for the obligations set forth in this Agreement.

(c) The releases stated in Section 6(a) and 6(b) of this Agreement will be referred to as the “Released Claims.” Excluded from these releases are: (i) claims that cannot be waived by law, if any; and (ii) claims for enforcement of this Agreement.

(d) Except for the obligations under this Agreement, the MusclePharm Releasors and the Nutrablend Releasors (together, the “Releasors”) agree that their releases expressly waive and release any and all provisions, rights, and benefits conferred by § 1542 of the California Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY;

or of any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to § 1542 of the California Civil Code. Each Releasor may hereafter discover facts other than or different from those which he, she, or it knows or believes to be true with respect to the Released Claims which are the subject matter of the provisions of Paragraph 6 of this Agreement, but each Releasor hereby expressly waives and fully, finally, and forever settles and releases, upon this Agreement becoming final, any known or unknown, suspected or unsuspected, contingent or non-contingent claim with respect to the subject matter of the provisions of Paragraph 6 of this Agreement, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.

7. Dismissal of Litigation. Within five (5) business days of the Effective Date, Nutrablend shall file a Notice of Dismissal in the Litigation, with the consent and agreement of Musclepharm, dismissing all claims asserted in the Litigation with prejudice. Each Party shall bear its own attorney’s fees and expenses incurred in connection with the Litigation and the drafting of this Agreement.

8. No Other Pending Claims. The Parties agree and represent that they have no other pending legal actions or claims against each other, including in any court, arbitration forum, governmental or administrative forum or agency, or other dispute resolution forum that are in any way related to the Litigation or dispute described herein.

9. Settlement Not an Admission. It is expressly understood that this Agreement and the settlement it represents are entered into solely for the purpose of allowing the Parties to avoid further litigation. This Agreement does not constitute an admission by either Party of any wrongdoing, preexisting contractual obligation, or of any duty whatsoever, whether based in statute, regulation, common law, or otherwise, and each Party expressly denies that any liability or any such violation has occurred.

10. Representations. Each Party represents and warrants that it has the full power, capacity and authority to enter into this Agreement, that it has not sold, transferred, conveyed, assigned, or otherwise disposed of any right, title or interest in any of the Released Claims herein to any person or entity, and that each of the Parties is not aware of any other person or entity who may have or who has asserted or can assert a right, title, or interest in any of the Released Claims covered by this Agreement. The Parties further affirm that the Parties are fully capable of executing this Agreement and understand its contents and, further, that the Parties have legal counsel of their own choice to explain the legal effect of signing this Agreement.

11. Confidentiality. The Parties agree that this Agreement, as well as the nature and terms of this settlement and the subject matter thereof, will be forever treated as confidential and the Parties shall make no disclosure or reference to the terms of this Agreement to any person or entity, except to the Parties’ respective attorneys and, as necessary, auditors and/or tax preparers, provided that each such person agrees to be bound by the confidential nature of this Agreement. The Parties and their counsel may also make such disclosures pursuant to court or administrative order, subpoena, or as otherwise may be required by law. MusclePharm shall also be permitted to file with or furnish to the Securities and Exchange Commission (the “Commission”) any specific disclosure of this Agreement or the terms or substance thereof or include this Agreement as an exhibit to any report, statement or other document filed with or furnished to the Commission if (i) MusclePharm receives a written or oral comment from the Commission requiring MusclePharm to make any such disclosure; or (ii) MusclePharm believes in good faith, including upon the advice of counsel or its auditors, that MusclePharm is required to make any such disclosure of this Settlement Agreement or the terms or substance thereof in any such report, statement or other document, including pursuant to Regulation S-K, Regulation S-X or other applicable accounting standards or interpretations or to prevent a material misstatement in or omission of a material fact from any filing or other disclosure made by it; provided, that, to the extent that MusclePharm believes that it can do so in good faith, in connection with any public filing of this Agreement as an Exhibit with the Commission, MusclePharm shall seek confidential treatment of those portions of this Agreement for which it in good faith believes confidential treatment is appropriate under the Commission’s standards for granting confidential treatment. The Parties acknowledge and agree that the Parties’ promises to maintain the confidentiality of the Agreement are an important element of the consideration for and inducement of the Parties to enter into this Agreement. The Parties further agree that any Party’s breach of this Agreement’s confidentiality clause constitutes irreparable harm to the other Party. In the event of an actual or threatened confidentiality breach, the Parties consent to a temporary restraining order, preliminary injunction, and/or permanent injunction prohibiting commission or continuation of any actual or threatened breach. Nothing in this Agreement shall preclude the Parties from stating, in response to any inquiry, that this dispute has been resolved by mutual Agreement and to the mutual satisfaction of the Parties, but it is expressly agreed that the Parties shall make no further comment.

12. Entire Agreement. In addition to Exhibit A attached hereto, this Agreement comprises the entire agreement between the Parties and supersedes any and all prior oral and written agreements between them. This Agreement may not be altered, amended, or modified except by a further writing signed by the Parties.

13. Severability. Should any clause, sentence, paragraph or other part of this Agreement be finally adjudged by any court of competent jurisdiction to be invalid or in any way unenforceable, such adjudication shall not affect, impair, invalidate or nullify the remainder of the Agreement, but shall affect only the clause, sentence, paragraph or other parts so adjudged.

14. Agreement Jointly Negotiated. Each Party acknowledges that this Agreement was jointly negotiated and prepared. The Agreement shall not be construed by any court of law or equity against any party solely by virtue of any party having drafted this Agreement.

15. Enforcement of Settlement. The Parties agree that this Agreement shall be enforceable pursuant to California Civil Code Section 664.6, and will take any and all actions necessary to have this Court retain jurisdiction over the parties to enforce the Agreement until performance in full of the terms of the Agreement. In the event of any breach of the terms and conditions herein, the non-breaching party shall have all of the remedies afforded by law (including the ability to seek recovery of the remainder of the outstanding Owed Amount provided for in this Agreement). In the event legal suit is successfully brought for the breach of any of the terms and conditions of this Agreement, the prevailing party shall be paid its reasonable costs and attorneys’ fees by the non-prevailing party, as fixed by a court of competent jurisdiction.

16. Governing Law and Venue. The Parties agree that this Agreement shall not be governed by the 1980 UN Convention on Contracts for the International Sale of Goods. Rather, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to choice of law or conflict of laws principles. The Parties consent to submit to the jurisdiction of the state and/or federal courts located within Los Angeles in the State of California for resolution of any dispute arising out of the Agreement. The Parties waive any objections to such venue.

17. Opportunity to Consult Legal Counsel. The Parties confirm that they have reviewed and considered this Agreement and consulted with their attorneys regarding the terms and effect thereof.

18. Authority to Settle. Each Party represents and warrants that the person signing this Agreement has authority to bind the Party and enter into the Agreement.

19. Non-Waiver. Failure to insist upon strict compliance with any terms of this Agreement is not a waiver of such terms. The waiver of any breach of any provision of this Agreement will not be deemed a waiver of any other breach of any provision of this Agreement.

20. Signing in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or electronic mail shall be deemed a binding, original signature.

21. THE PARTIES CERTIFY THAT EACH HAS READ ALL OF THIS AGREEMENT AND FULLY UNDERSTAND ITS TERMS.

IN WITNESS WHEREOF, the undersigned Parties agree to each of the above terms, conditions, and provisions.

NBF Holdings Canada Inc.

Date Executed: September 25, 2020	/s/ Bill Zinger
Its Authorized Signatory
Print Name: Bill Zinger
Title: Chairman

MusclePharm Corporation

Date Executed: September 25, 2020	/s/ Ryan Drexler
Its Authorized Signatory
Print Name: Ryan Drexler
Title: CEO